Certificate of Notification

                                    Filed by

                              THE SOUTHERN COMPANY


Pursuant to order of the Securities and Exchange Commission dated October 8, 1999 in the matter of File No. 70-8961.

                        - - - - - - - - - - - - - - - - -

The Southern Company (SOUTHERN) hereby certifies to said Commission, pursuant to Rule 24, that, in accordance with the terms and conditions of and for the purposes represented by the statement on Form U-1 in the above matter as of June 30, 2004, SOUTHERN had guaranteed on behalf of Southern Company Services, Inc. the following:


------------------------------------- ------------------------- ----------------
                         Description       Interest Rate              Amount
------------------------------------- ------------------------- ----------------
------------------------------------- ------------------------- ----------------
Unsecured Notes maturing 12/15/09     7.625%                    $40,000,000
------------------------------------- ------------------------- ----------------
------------------------------------- ------------------------- ----------------
Washington D.C. office lease          N/A                       $  8,123,000
------------------------------------- ------------------------- ----------------
------------------------------------- ------------------------- ----------------
Surety Bonds                          N/A                       $  5,045,000
------------------------------------- ------------------------- ----------------
------------------------------------- ------------------------- ----------------
Total                                                           $53,168,000
------------------------------------- ------------------------- ----------------


                                    SIGNATURE


Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this certificate to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:       July 30, 2004                   THE SOUTHERN COMPANY



                                             By: /s/Tommy Chisholm
                                                   Tommy Chisholm
                                                     Secretary